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                                   EXHIBIT 12













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                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                  TELMARK INC.
                     FOR THE FIVE YEARS ENDED JUNE 30, 1996
                             (THOUSANDS OF DOLLARS)


                                                                            YEARS ENDED JUNE 30,
                                                  ------------------------------------------------------------------------
                                                    1996           1995           1994          1993           1992
                                                    ----           ----           ----          ----           ----

Income before income taxes                         $11,502        $ 9,272        $ 8,485       $ 9,920       $ 5,012

Fixed charges -   Interest                          20,305         16,986         13,259        13,215        14,616
                  Rentals                              145            130             58            57            56
                                                   -------        -------        -------       -------       -------
Total fixed charges                                 20,450         17,116         13,317        13,272        14,672
                                                   -------        -------        -------       -------       -------
Adjusted earnings                                  $31,952        $26,388        $21,802       $23,192       $19,684
                                                   =======        =======        =======       =======       =======


Ratio of earnings to fixed charges*                    1.6            1.5            1.6           1.7           1.3


* REPRESENTS ADJUSTED EARNINGS DIVIDED BY FIXED CHARGES.